UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2024

SAFETY SHOT, INC.

(Exact name of registrant as specified in charter)

Delaware	001-39569	83-2455880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477

(Address of principal executive offices) (Zip Code)

(561) 244-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SHOT	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Warrants, each exercisable for one share of Common Stock at $8.50 per share	SHOTW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

The information set forth in Item 5.02 above is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 13, 2024, the board of directors (the “Board”) of Safety Shot, Inc. (the “Company”) appointed Jordan Schur as a member to the Board, and as the President of the Company. Since 2006, Mr. Schur has been the Chief Executive Officer and Chairman of Suretone Entertainment Group, as well as the Chief Executive Officer of Mimram Shur Pictures which he founded in 2007.

In connection with his employment as the director on March 7, 2024, the Company entered into an director’s agreement with Mr. Schur (the “Jordon Agreement”). Pursuant to the Jordon Agreement, Mr. Schur is entitled to:

●	Compensation: $25,000 per-annum, payable bi-monthly.
●	Stock Options: option to purchase 50,000 shares of common stock for each year he serves as a member of the Board, with an exercise price of the current market price of the Company’s common stock at time of issuance. The options shall expire 3 years after the date of issuance and shall be subject to the terms and conditions of the stock award agreement to be entered into by and between the Company and Jordon.

In connection with his employment as the President on March 7, 2024, the Company entered into an employment agreement with Mr. Schur (the “President Agreement”). Pursuant to the President Agreement, Mr. Schur is entitled to:

●	Compensation: $300,000 per annum payable bi-monthly. With an increment up to $400,000 if the Company earns a revenue of above $10 million, and an increment up to $500,000 if the Company earns a revenue of above $15 million. Following the increment, the base salary shall remain $500,000 unless the Chief Executive Officer, in conjunction with the compensation committee, decides otherwise.
●	Stock Options: options to purchase 1,000,000 shares of common stock, with an exercise price of $1.96, the closing price as of March 7, 2024, and vesting quarterly. Mr. Schur shall receive additional options to purchase 100,000 shares of common stock for each fiscal year with the Company revenue more than $10 million, with a maximum limit of options to purchase 2,000,000 shares of common stock.

On March 8, 2024, the Board the Company appointed David Long as a member of the Board. Mr. Long has over 20 years of experience in leading and increasing growth for companies in the fitness and wellness industries. Since January 2010 Mr. Long has served as the CEO and the Co-Founder of Orangetheory Fitness Corporate. From June 2008 to June 2007 Mr. Long served as the Developer and Owner of European Wax Center. Mr. Long has a Bachelor’s degree in Health Science, Physical Therapy, and International Business from University of Florida and an MBA from University of Florida.

In connection with his employment as the director on March 11, 2024, the Company entered into an independent director’s agreement with Mr. Long (the “David Agreement,” together with Jordan Agreement as the “Agreements”). Pursuant to the David Agreement, Mr. Long is entitled to:

●	Compensation: $25,000 per-annum.
●	Stock Options: option to purchase 50,000 shares of common stock for each year he serves as a member of the Board, with an exercise price of the current market price of the Company’s common stock at time of issuance. The options shall expire 3 years after the date of issuance and shall be subject to the terms and conditions of the stock award agreement to be entered into by and between the Company and David.

The foregoing description of each of the Agreements do not purport to be complete and is qualified in its entirety by the text of the Agreement which are filed as Exhibit 10.1 and Exhibit 10.2, and 10.3 are incorporated herein by reference.

There are no arrangements or understandings between the Company and the newly appointed executive officer or director and any other person or persons pursuant to which each executive officer or director was appointed and there is no family relationship between or among any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

There are no transactions between the Company and any newly appointed executive officer or director that are reportable pursuant to Item 404(a) of Regulation SK. The Company did not enter into or materially amend any material plan, contract or arrangement with any newly appointed executive officer or director in connection with his or her appointment as a director or executive officer.

Item 7.01 Regulation FD Disclosure

On March 13, 2024, the Company issued a press release. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Exhibits

Exhibit No.	Description

Exhibit 10.1	Director Agreement with Jordon
Exhibit 10.2	Independent Director Agreement with David
Exhibit 10.3	Employment Agreement
Exhibit 99.1	Press Release Dated March 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2024

SAFETY SHOT, INC.

By:	/s/ Jarrett Boon
Jarrett Boon
Chief Executive Officer